Exhibit 10.34

Execution Copy

EMPLOYMENT AGREEMENT

Charles W. Mooty

EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 19, 2013 (the “Effective Date”) by and between Jostens, Inc. (“Jostens” or the “Company”), and Charles W. Mooty (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in each case on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on January 1, 2014 and ending on December 31, 2017 (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive’s employment hereunder shall automatically be renewed on the terms and conditions hereunder for additional one-year periods commencing on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”), unless either party gives written notice of non-renewal at least ninety (90) days prior to such anniversary.

2. Position.

a. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”). In such position, Executive shall have such duties and authority as determined by the Board and commensurate with the position of president and chief executive officer of a company of similar size, structure and nature to that of the Company. During the Employment Term, the Executive shall report to a lead director of the Board as determined from time to time.

b. During the Employment Term, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior written approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization, which at the Effective Date shall be the board of directors of the business corporations set forth on Schedule 1 to this Agreement; provided, further, in each case in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8 hereof.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000. The base salary shall be payable in substantially equal periodic payments in accordance with the Company’s practices for other

Execution Copy	2

executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board, which shall at least annually beginning in January 2015 review Executive’s performance and rate of base salary to determine if any such increase shall be made. Executive’s annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award between 0% and up to 100% of Executive’s Base Salary in respect of each fiscal year of the Company (an “Annual Bonus”), with a target amount equal to 80% of Executive’s Base Salary (the “Target Bonus”) (with a maximum opportunity equal to 100% of Executive’s Base Salary based upon achievement of certain “stretch” targets to be established by the Board annually in consultation with the Executive), payable upon the Company’s achievement of certain performance targets for each fiscal year of the Company (each, a “Fiscal Year”), including the achievement of a certain level of earnings before interest, taxes, depreciation and amortization (EBITDA) as established by the Board annually in consultation with the Executive and such other performance targets to be based on other metrics established by the Board from year to year. Notwithstanding the foregoing, provided Executive is in the employ of the Company through the last day of Fiscal Year 2014, Executive shall receive an Annual Bonus at least equal to $250,000 for Fiscal Year 2014. The Annual Bonus shall be payable under the Company’s management incentive compensation program, or any successor thereto (the “Incentive Plan”), on such terms and at such time(s) as annual bonuses are otherwise payable thereunder, including any requirement that Executive remains employed through the end of the respective Fiscal Year to earn any amount under the Incentive Plan, except as provided herein in Section 7(c)(ii)(B).

5. Employee Benefits.

a. Employee Benefits and Perquisites. During the Employment Term, Executive and his eligible dependents shall be (i) entitled to participate in the Company’s welfare benefit plans including the group life, disability and health, dental and vision insurance benefit programs, generally applicable to and on such terms and conditions made available from time to time to other executive employees of Jostens, including the senior executive medical allowance and physical exam program; and (ii) entitled to participate in the qualified 401(k) retirement plan (the “401(k) Plan”), generally applicable to salaried employees of Jostens, in each case, subject to and in accordance with the applicable terms and conditions of the respective plan (including any applicable waiting periods) and the terms and conditions as may be amended, modified or terminated from time to time, as determined by the Board (collectively, the “Employee Benefits”).

b. Vacation. During the Employment Term, Executive shall be entitled to not less than twenty (20) days of paid vacation per annum, which shall be subject to the Company’s vacation policy applicable to the other senior executives of the Company and in accordance with the Company’s policies as in effect from time to time.

c. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies applicable to senior executive officers of the Company.

Execution Copy	3

6. Long Term Incentive Award. During the Employment Term, Executive shall have the opportunity to participate in long-term incentive restricted stock/earned appreciation rights arrangements (the “LTIP”). A summary of the terms of the arrangements are outlined on Appendix A attached to this Agreement. The complete terms and conditions of the arrangements will be set forth in one or more separate agreements that Executive will be required to execute, and which will include a confidentiality covenant covering Executive’s period of employment and thereafter and non-competition and non-solicitation covenants covering your period of employment and for a period thereafter, consistent with the terms set forth in Appendix B to this Agreement (the “Restricted Covenants”), which is incorporated by reference herein and a part hereof ( “Appendix B”).

7. Termination. Executive’s employment hereunder may be terminated based on the terms and conditions of this Section and as described in subsections 7(a), 7(b), 7(c) and 7(f), as the case may be; provided that Executive will be required to give the Company at least ninety (90) days advance written notice of any resignation of Executive’s employment (other than due to Executive’s death or Disability) and such resignation shall not be effective until the expiration of such notice period. In the event that the Company terminates Executive’s employment in accordance with the foregoing sentence the Company may, in its sole discretion, prohibit Executive from entering the premises of the Company for all or any portion of the period after giving him notice of such termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company.

a. By the Company For Cause or By Executive Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon the effective date of Executive’s resignation, provided that such resignation shall not be effective until the expiration of the notice period referenced above.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to perform his material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to Executive by the Company (the “Cure Period”); (B) the willful or intentional engaging by Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors (“Investors” means Fusion Acquisition LLC, a Delaware limited liability company, and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. MBP III Plan Investors, L.P.) or their respective Affiliates; (C) the commission by Executive of a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (D) a material breach by Executive of this Agreement or other agreements with the Company, including, without limitation, engaging in any action in breach of restrictive covenants, herein or therein, that continues beyond the Cure Period (to the extent that, in the Board’s reasonable

Execution Copy	4

judgment, such breach can be cured). The determination of Cause shall be made by the Board and shall be communicated to Executive in writing setting forth the basis of Cause. Executive and his legal counsel shall have the opportunity to communicate Executive’s position to the Board promptly following Executive’s receipt of the Company’s explanation and in any event not later than five (5) days from receipt, prior to a final determination of Cause, and any determination of Cause shall be made in writing to Executive. In addition, “Good Reason” shall mean (i) a reduction in the Executive’s base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunity that affects all members of senior management in substantially the same proportions, provided that the Executive’s base salary is not reduced by more than 10%); (ii) a substantial reduction in the Executive’s duties and responsibilities; or (iii) the failure by any Successor (as defined in Section 10(f) to assume the Company’s obligations under this Agreement or (iv) a transfer of the Executive’s primary workplace by more than fifty (50) miles from the Executive’s primary workplace as of the Effective Date, and provided, further, that “Good Reason” shall cease to exist for any such event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than for Good Reason or as a result of Executive’s death or Disability, Executive shall be entitled to receive:

(A) a lump-sum payment of the Base Salary that is earned by Executive but unpaid as of the Date of Termination (as such term is defined in Section 7(d) below), paid within ten (10) business days after the Date of Termination;

(B) a lump-sum payment of any Annual Bonus that is earned by Executive in respect of the Fiscal Year immediately prior to the Fiscal Year in which the Date of Termination occurs, but unpaid as of the Date of Termination, paid within ten (10) business days after the Date of Termination;

(C) a lump-sum payment equal to all vacation pay that is accrued in respect of Executive’s unused vacation days as of the Date of Termination, paid within ten (10) business days after the Date of Termination;

(D) reimbursement for any unreimbursed business expenses incurred by Executive in accordance with Company policy referenced in Section 5(c) above prior to the Date of Termination (with such reimbursements to be paid promptly after Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy);

(E) such Employee Benefits, if any, as to which Executive may be entitled under the applicable Company Plans upon termination of employment hereunder, to the extent provided therein; and

(F) all other payments to which Executive may be entitled under the LTIP (the payments and benefits described in clauses (A) through (F) hereof being referred to, collectively, as the “Accrued Rights”).

Execution Copy	5

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than for Good Reason (including under Section 7(f) hereof) or as a result of Executive’s death or Disability, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive (or to the Executive’s representative, if Executive is not capable of acting on own his behalf) and the Company. If Executive (or to the Executive’s representative, if Executive is not capable of acting on his own behalf) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall within fifteen (15) days of the appointment of the last of the two physicians, select a third who shall make such determination in writing. If such two physicians do not within such fifteen (15) day period select a third physician, the parties agree that either party may request a court of competent jurisdiction to select such third physician on an expedited basis, the application to which the non-moving party consents. The determination of Disability hereunder shall be made in a writing that is promptly provided to the Company and Executive (or his representative, if Executive is not capable of acting on his own behalf) shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a lump-sum payment of the pro rata portion (based upon the number of days in the applicable Fiscal Year during which Executive was employed with the Company through the Date of Termination, relative to the number of days in the applicable Fiscal Year) of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to the Incentive Plan had Executive remained employed through the date that bonuses are paid to other executives under the Incentive Plan in respect of the Fiscal Year in which the Date of Termination occurs, paid when such bonuses are otherwise paid to active participants under the Incentive Plan (the “Pro Rata Bonus”).

Execution Copy	6

Following Executive’s termination of employment due to Executive’s death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause; By Executive for Good Reason.

(i) Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (including by virtue of the Company’s failure to renew the Employment Term at any time but excluding by reason of his death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights payable as provided under Section 7(a)(iii) and any Pro Rata Bonus payable as provided under Section 7(b)(ii)(B);

(B) an amount equal to the sum of (x) Executive’s Base Salary at the rate in effect immediately prior to the Date of Termination and (y) the Target Bonus (the “Severance”) payable in equal monthly installments, provided, that the Severance payment described in this clause (B) of the preceding sentence shall be conditioned on (i) Executive’s compliance with the covenants contained in the Restrictive Covenants Agreement (as defined in Section 8 below) and (ii) the execution and delivery by the Executive of a release of claims (the form of which shall be that customarily provided by the Company to terminating employees) with respect to matters relating to his employment or his termination of employment, and such release becoming irrevocable before the 60th day following the date of his termination of employment; and the Severance payment shall commence on the first payroll date of the Company on or next following the first day on which the release becomes irrevocable and end on the first anniversary of the Date of Termination provided, however, that any installment of the Severance payment that would have been paid prior to the first date on which the first installment payment is made shall be paid with the first installment paid to Executive as provided in this clause (B); provided, further, however, that consistent with Section 11, if such payment commencement date could potentially occur in either of two calendar years (depending on when the release becomes irrevocable within such 60-day period), the Severance payment shall commence as of the first payroll date of the Company in the second calendar year after the date the release becomes irrevocable; and

(C) an amount equal to the portion of the monthly insurance premium payments that the Company subsidizes for Executive as in effect immediately prior to the Date of Termination with respect to health insurance benefits in which Executive (and his dependents) were enrolled at the Date of Termination, payable in equal monthly installments at the same time as the payments under clause (B) above are made, and continuing until the earlier to occur of (x) 12 months from the Date of Termination and (y) the date on which Executive commences to be eligible for health insurance coverage from any subsequent employer or other source, so long as Executive elects to receive such health insurance coverage under COBRA.

Execution Copy	7

The amounts payable under this Section 7(c)(ii) shall be without giving effect to any reduction in compensation otherwise giving rise to “Good Reason” under clause (i) thereof, in the case of a termination for Good Reason.

(iii) In the case of Executive’s termination of employment by the Company without Cause (including by virtue of the Company’s failure to renew the Employment Term at any time) or by Executive for Good Reason, except as set forth in Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan or arrangement of the Company or any of its subsidiaries.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(h)) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of resignation or termination by the respective party; provided, however, that (i) with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable Cure Period, (ii) with respect to a resignation by Executive (other than in the case of Executive’s death or Disability), the Date of Termination shall not occur prior to the exhaustion of any notice period on the part of Executive required under Section 7 (or such shorter period as otherwise may be mutually agreed by the Company and Executive in writing, in the case of Executive’s resignation for Good Reason or under Section 7(f)), and subject to there being no cure by the Company (or any Successor, if applicable) prior to such date, in the case of a resignation for Good Reason and (iii) upon a nonrenewal of the Employment Term by either party, the date the Employment Term expires, and not the date of the notice itself, shall constitute the applicable Date of Termination.

e. Resignation as Officer/Director. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Date of Termination and to the extent applicable, as an officer of the Company or any subsidiary thereof, and from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s subsidiaries.

f. Without Good Reason Resignation. In addition to the other rights of Executive hereunder, and notwithstanding anything to the contrary set forth in this Agreement, Executive may at any time for any reason provide the Company with a Notice of Termination to terminate his employment with the Company without Good Reason.

Execution Copy	8

8. Confidential Information; Covenant Not to Compete; Non-Solicit. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees to execute and be bound by the confidentiality and other Restricted Covenants set forth in Appendix B to this Agreement, which is incorporated by reference herein and a part hereof.

9. Arbitration. Except as may be otherwise provided in Appendix B, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration before JAMS (Judicial Arbitration and Mediation Specialists) in accordance with JAMS’ Employment Arbitration Rules and Procedures. Such arbitration process shall take place in Minneapolis, Minnesota. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement, provided that the arbitrator shall award the party prevailing on substantially all of the material elements of the dispute its reasonable attorney’s fees following the conclusion of the arbitration.

10. Miscellaneous.

a. Compliance with Prior Arrangements; Executive Representations. As an inducement to the Company to employ Executive, Executive represents that Executive’s employment by the Company and Executive’s performance of all of the terms of this Section 10, and Executive duties as an employee of the Company, will not breach any invention assignment, proprietary information, confidentiality, employment, non-compete, non-solicitation, non-interference or similar agreement with any former employer or other party. Executive hereby represents to the Company that Executive is not party to any agreement with a third party (including a former employer) with obligations binding on Executive concerning non-solicitation, non-competition, non-interference, proprietary information, confidentiality or inventions.

b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, provided that for the avoidance of doubt the LTIP agreements will be governed by and construed in accordance with the laws of the State of Delaware.

c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided, however, that the parties hereto acknowledge that the Board or another executive officer of the Company shall have the right, in his or her sole discretion, to reduce the scope of any covenant set forth in this Agreement or any portion thereof, effective as to Executive immediately upon receipt by Executive of written notice thereof from the Company.

Execution Copy	9

d. No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company (a “Successor”) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any Successor which is required by this Section 10(f) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any Successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such Successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

g. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Execution Copy	10

If to the Company:

Jostens, Inc.

3601 Minnesota Drive, Suite 400

Minneapolis, Minnesota

Attention: General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Andrea K. Wahlquist, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its Affiliates.

j. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform his duties with any subsequent employer. Without duplication of costs and expenses covered by Section 12, the Company agrees to reimburse Executive for all of Executive’s reasonable out of pocket expenses associated with such cooperation, including travel expenses.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Execution Copy	11

11. Compliance with IRC Section 409A.

Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A3(i)(1)(iv). Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 11 due to Executive’s status as a “specified employee,” Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by Executive pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six (6) months following Executive’s separation from service. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

12. Indemnification. The Company agrees to indemnify and defend the Executive to the maximum extent and subject to the applicable terms, conditions, limitations and exclusions, as permitted by applicable law and by the applicable Certificate of Incorporation and by-laws (or the applicable equivalent governing documents) and directors’ and officers’ insurance, with respect to any and all claims which arise from or relate to Executive’s duties as an officer, member of a board of directors of the Company or any subsidiary (or equivalent governing entity) and employee of the Company, and duties performed in connection with the offices of the Company and its subsidiaries held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity for which Executive performs services at the Company’s request.

[Signatures on next page.]

Execution Copy	12

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Jostens, Inc.

By:	/s/ Paul Carousso
Name:	Paul Carousso

Its:	SVP

EXECUTIVE:

/s/ Charles W. Mooty
Charles W. Mooty

[Signature Page to Mooty/Jostens Employment Agreement]